Exhibit 99

ADP Reports Fourth Quarter and Fiscal 2018 Results; Provides Fiscal 2019 Outlook

  Revenues increased 8% to $13.3 billion for the year, 6% organic constant currency
  Worldwide new business bookings increased 18% in the fourth quarter; 8% for the year
  Employer Services client revenue retention increased 50 basis points to 90.4% for the year
  Diluted earnings per share decreased 5% to $3.66 for the year; adjusted diluted earnings per share increased 18% to $4.35
  Forecasting fiscal 2019 adjusted diluted earnings per share to increase 13% to 15%, as compared to $4.53 pro-forma fiscal 2018 adjusted diluted earnings per share, which includes adjustments for the impact of the new revenue recognition accounting standard

ROSELAND, N.J., Aug. 01, 2018 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its fourth quarter and fiscal 2018 financial results and provided its fiscal 2019 outlook.

Fourth Quarter and Fiscal 2018 Consolidated Results

Compared to last year’s fourth quarter, revenues grew 8% to $3.3 billion, 6% organic constant currency. Net earnings were ahead of Company expectations, but decreased 59% to $109 million primarily due to the impact of pre-tax charges of $365 million related to the Company’s Voluntary Early Retirement Program and other transformation initiatives. Earnings before income taxes decreased 47% to $205 million, and include the effects of the charges discussed above. Adjusted EBIT increased 31% to $576 million. Adjusted EBIT margin increased about 300 basis points in the quarter to 17.3%, supported by benefits from operational efficiencies and transformation initiatives, offset in part by acquisition-related expenses. ADP’s effective tax rate for the quarter was 46.9%, and 28.7% on an adjusted basis. Diluted earnings per share decreased 58% to $0.25 and adjusted diluted earnings per share increased 39% to $0.92.

For the year, revenues grew 8% to $13.3 billion, 6% organic constant currency.  Net earnings were ahead of Company expectations but decreased 6% to $1.6 billion primarily due to the impacts of fiscal 2018 pre-tax charges of $405 million related to the Company’s Voluntary Early Retirement Program and other transformation initiatives, fiscal 2018 pre-tax charges of about $33 million related to proxy contest matters, and a fiscal 2017 $205 million pre-tax gain on the sale of our CHSA and COBRA businesses.  Earnings before income taxes decreased 14% to $2.2 billion, and include the effects of the items discussed above.  Adjusted EBIT increased 8% to $2.6 billion. Adjusted EBIT margin increased about 10 basis points to 19.8% and included about 30 basis points of pressure from acquisitions.  Diluted earnings per share decreased to $3.66, or 5%.  Adjusted diluted earnings per share increased to $4.35, representing growth of 18%, and benefited from fewer shares outstanding and a lower effective tax rate compared to last year.

“We are pleased with our growing momentum from our multi-year investments in distribution, product, and operational initiatives,” said Carlos Rodriguez, President and Chief Executive Officer, ADP. “In particular, we remain confident that our client-centric focus and our drive to meet the evolving needs of the global HCM market through leading-edge product and unparalleled service is delivering clear and positive results that are also contributing to an improvement in retention and a sustained acceleration in our new business bookings.”

“As we highlighted in our recent investor day, we see ample opportunity to add value in new and innovative ways,” added Jan Siegmund, Chief Financial Officer, ADP. “Investing in our strategic initiatives while executing on margin opportunities is a key focus of ours, and we believe that our strategy to create long-term shareholder value by balancing top line revenue growth and strong margins to drive EPS growth is working.”

Adjusted EBIT, adjusted EBIT margin, adjusted diluted earnings per share, adjusted effective tax rate, constant currency, and organic constant currency revenue are all non-GAAP financial measures. Please refer to the accompanying financial tables at the end of this release for a discussion of why ADP believes these measures are important and for a reconciliation of non-GAAP financial measures to their comparable GAAP financial measures.

Fourth Quarter and Fiscal 2018 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and human resources outsourcing solutions.

  Employer Services revenues increased 7% compared to last year’s fourth quarter, 4% organic constant currency. Revenues increased 5% for the fiscal year, 4% organic constant currency.
  Pays per control, the number of employees on ADP clients' payrolls in the United States when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses, increased 3.1% for the fourth quarter and 2.7% for the full year.
  Employer Services client revenue retention was down 120 basis points compared to last year’s fourth quarter, in line with expectations, and up 50 basis points for the full year to 90.4%.
  Employer Services segment margin increased 200 basis points compared to last year’s fourth quarter, including approximately 50 basis points of pressure from acquisitions. For the full year, segment margin increased 10 basis points, including 40 basis points of pressure from acquisitions.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions.

  PEO Services revenues increased 10% compared to last year’s fourth quarter driven primarily by an 8% increase in average worksite employees for the quarter. For the full year, revenues increased 12%, driven by 9% growth in average worksite employees.
  Average worksite employees paid by PEO Services were about 523,000 for the fourth quarter and 504,000 for the full year.
  PEO Services segment margin increased approximately 60 basis points compared to last year’s fourth quarter, and increased approximately 10 basis points for the full year.

Interest on Funds Held for Clients – The safety, liquidity and diversification of ADP clients’ funds are the foremost objectives of the Company’s investment strategy. Client funds are invested in accordance with ADP’s prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the fourth quarter, interest on funds held for clients increased 20% to $126 million, and for the full year increased 17% to $466 million.
  Average client funds balances increased 4% in the fourth quarter to $24.9 billion, 3% on a constant currency basis. For the full year, average client funds balances increased 6% to $24.3 billion, 5% on a constant currency basis.
  For the fourth quarter, the average interest yield on client funds was 2.0%, which was up 30 basis points compared to a year ago, and for the full year, average interest yield was 1.9%, up 20 basis points compared to a year ago.

Other Matters

On July 31, 2018, ADP acquired Celergo, a leading provider of global payroll management services. Global HCM continues to represent a significant opportunity for ADP, as multinational companies are increasingly looking for business partners with broad-based geographic and technological capabilities to facilitate greater integration and alignment with their businesses. This acquisition will enhance ADP’s international payroll offerings with a strong proprietary cloud-based technology platform.

Fiscal 2019 Outlook

The following outlook reflects the impact of certain changes to ADP’s segment reporting as well as the adoption of ASC 606, “Revenue from Contracts with Customers.” Accordingly, comparisons to fiscal 2018 results refer to pro-forma fiscal 2018 financials using the same methodology. Please see the included bridge of as-reported fiscal 2018 results to pro-forma fiscal 2018 results.

Certain components of ADP’s fiscal 2019 outlook and related growth comparisons exclude the impact of the following items and are discussed on an adjusted basis where applicable. Please refer to the accompanying financial tables for a reconciliation of these adjusted amounts to their closest comparable GAAP measure.

  Fiscal 2018 pre-tax proxy contest charges of about $33 million.
  Fiscal 2018 one-time net tax benefit of about $196 million from the Tax Cuts and Jobs Act.
  Fiscal 2018 pre-tax charges of about $405 million related to the Voluntary Early Retirement Program, the Service Alignment Initiative, and other transformation initiatives.
  Fiscal 2019 pre-tax restructuring charges of $15 million related to the Service Alignment Initiative and other transformation initiatives.

ADP anticipates full-year fiscal 2019 revenue growth of 5% to 7% and expects adjusted EBIT margin to increase 100 to 125 basis points for the full year, from 20.7% pro-forma adjusted EBIT margin in fiscal 2018. This margin expansion outlook reflects downward pressure created by the adoption of ASC 606 in fiscal 2019 and the associated comparison to pro-forma 2018 financials. ADP estimates that margin expansion on an ASC 605 basis in fiscal 2019 would have been about 30 basis points higher.

ADP expects full-year diluted earnings per share to be up 19% to 21%, compared to $4.28 pro-forma fiscal 2018 diluted earnings per share, and expects adjusted diluted earnings per share growth of 13% to 15%, compared to $4.53 pro-forma fiscal 2018 adjusted diluted earnings per share. ADP anticipates an adjusted effective tax rate of 25.1%.

Reportable Segments Fiscal 2019 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of approximately 4% to 6%, and expects margins to increase 150 to 175 basis points. ADP anticipates growth in Employer Services new business bookings of 6% to 8% and Employer Services client revenue retention to improve 25 to 50 basis points.
  ADP expects an increase in pays per control of 2.5% for the year.
  For the PEO Services segment, ADP anticipates average Worksite Employee growth of 7% to 8%, total revenue growth of 7% to 9%, and revenue growth excluding zero-margin pass-through costs of 5% to 7%. ADP expects PEO Services margins to decline 75 to 50 basis points for the year, reflecting more than 75 basis points of anticipated grow-over pressure related to fiscal 2018 worker’s compensation reserve reductions by ADP Indemnity, the results of which are now included in the PEO Services segment.

Client Funds Extended Investment Strategy Fiscal 2019 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 30, 2018. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts assume increases in the Fed Funds rate in September 2018 and December 2018. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 30, 2018 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase about $80 to $90 million, or 17% to 19%. This is based on anticipated growth in average client funds balances of approximately 3% to 4% from $24.3 billion in fiscal 2018, and an average yield which is anticipated to increase about 30 basis points to 2.2% compared to the fiscal 2018 average yield of 1.9%.
  The total contribution from the client funds extended investment strategy is expected to increase about $60 to $70 million.

Investor Webcast Today

ADP will host a conference call for financial analysts today, Wednesday, August 1, 2018 at 8:30 a.m. ET. The conference call will be webcast live on ADP’s website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year reportable segment revenues and earnings for fiscal years 2016 and 2017, as well as quarterly details of the fiscal 2018 results from the client funds extended investment strategy, are posted to ADP’s website at investors.adp.com. ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP (Nasdaq: ADP)

Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP’s cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Revenues, other than interest on funds
held for clients and PEO revenues	$2,222.5	$2,073.7	$8,985.2	$8,518.1
Interest on funds held for clients	125.6	104.7	466.5	397.4
PEO revenues (A) (B)	970.5	886.4	3,874.1	3,464.3
Total revenues	3,318.6	3,064.8	13,325.8	12,379.8

Expenses:
Costs of revenues:
Operating expenses (B)	1,727.2	1,622.5	6,937.9	6,416.1
Systems development & programming costs	152.6	166.9	630.2	627.5
Depreciation & amortization	72.4	57.8	274.5	226.2
Total costs of revenues	1,952.2	1,847.2	7,842.6	7,269.8

Selling, general & administrative expenses	836.9	829.6	2,971.5	2,783.2
Interest expense	28.5	22.9	102.7	80.0
Total expenses	2,817.6	2,699.7	10,916.8	10,133.0

Other expense/(income), net	296.5	(23.3)	237.9	(284.3)

Earnings before income taxes	204.5	388.4	2,171.1	2,531.1

Provision for income taxes	95.8	122.6	550.3	797.7

Net earnings	$108.7	$265.8	$1,620.8	$1,733.4

Basic earnings per share	$0.25	$0.60	$3.68	$3.87

Diluted earnings per share	$0.25	$0.59	$3.66	$3.85

Dividends declared per common share	$0.690	$0.570	$2.520	$2.240

Components of other expense/(income), net:
Interest income on corporate funds	$(24.1)	$(22.3)	$(83.5)	$(76.7)
Realized gains on available-for-sale securities	(0.1)	(2.1)	(2.0)	(5.3)
Realized losses on available-for-sale securities	1.3	1.1	4.5	3.1
Gain on sale of assets	(0.2)	—	(0.7)	—
Gain on sale of business	—	—	—	(205.4)
Voluntary Early Retirement Program	319.6	—	319.6	—
Total other expense/(income), net	$296.5	$(23.3)	$237.9	$(284.3)

(A) Professional Employer Organization (“PEO”) revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes of $9,593.9 million and $8,527.1 million for the three months ended June 30, 2018 and 2017, respectively, and $39,140.9 million and $34,567.4 million for the twelve months ended June 30, 2018 and 2017, respectively.

(B) PEO revenues and operating expenses include pass-through costs associated with benefits coverage, workers' compensation coverage, and state unemployment taxes for worksite employees of $732.0 million and $673.9 million for the three months ended June 30, 2018 and 2017, respectively, and $2,945.5 million and $2,628.4 million for the twelve months ended June 30, 2018 and 2017, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions)
(Unaudited)
	June 30,	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,170.0	$2,780.4
Accounts receivable, net of allowance for doubtful accounts of $51.3 and $49.6, respectively	1,984.2	1,703.6
Other current assets	758.0	883.2
Total current assets before funds held for clients	4,912.2	5,367.2
Funds held for clients	27,137.8	27,291.5
Total current assets	32,050.0	32,658.7
Long-term receivables, net of allowance for doubtful accounts of $0.5 and $0.8, respectively	25.5	28.0
Property, plant and equipment, net	793.7	779.9
Other assets	1,089.6	1,352.2
Goodwill	2,243.5	1,741.0
Intangible assets, net	886.4	620.2
Total assets	$37,088.7	$37,180.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$135.4	$149.7
Accrued expenses and other current liabilities	1,547.7	1,381.9
Accrued payroll and payroll-related expenses	667.7	562.5
Dividends payable	298.9	250.5
Short-term deferred revenues	226.5	232.9
Income taxes payable	43.9	49.0
Total current liabilities before client funds obligations	2,920.1	2,626.5
Client funds obligations	27,493.5	27,189.4
Total current liabilities	30,413.6	29,815.9
Long-term debt	2,002.4	2,002.4
Other liabilities	728.0	830.2
Deferred income taxes	107.3	163.1
Long-term deferred revenues	377.8	391.4
Total liabilities	33,629.1	33,203.0

Stockholders' equity:
Preferred stock, $1.00 par value: authorized, 0.3 shares; issued, none	—	—
Common stock, $0.10 par value: authorized, 1,000.0 shares; issued, 638.7 shares at June 30, 2018 and June 30, 2017; outstanding, 438.8 and 445.0 shares at June 30, 2018 and June 30, 2017, respectively	63.9	63.9
Capital in excess of par value	1,014.8	867.8
Retained earnings	15,271.3	14,728.2
Treasury stock - at cost: 199.9 and 193.7 shares at June 30, 2018 and June 30, 2017, respectively	(12,209.6)	(11,303.7)
Accumulated other comprehensive loss	(680.8)	(379.2)
Total stockholders’ equity	3,459.6	3,977.0
Total liabilities and stockholders’ equity	$37,088.7	$37,180.0

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Cash Flows
(In millions)
(Unaudited)	Twelve Months Ended
	June 30,
	2018	2017 *As Adjusted
Cash Flows from Operating Activities:
Net earnings	$1,620.8	$1,733.4
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization	377.6	316.1
Deferred income taxes	0.5	10.0
Stock-based compensation expense	175.4	138.9
Net pension expense	330.4	24.2
Net amortization of premiums and accretion of discounts on available-for-sale securities	71.5	85.9
Gain on sale of assets	(0.4)	—
Gain on sale of divested businesses, net of tax	—	(121.4)
Other	31.9	37.1
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
(Increase)/decrease in accounts receivable	(291.8)	23.4
Decrease/(increase) in other assets	93.5	(269.1)
Decrease in accounts payable	(1.9)	(11.6)
Increase in accrued expenses and other liabilities	107.7	159.0
Net cash flows provided by operating activities	2,515.2	2,125.9

Cash Flows from Investing Activities:
Purchases of corporate and client funds marketable securities	(4,876.8)	(4,382.8)
Proceeds from the sales and maturities of corporate and client funds marketable securities	3,455.0	3,593.6
Capital expenditures	(206.1)	(240.2)
Additions to intangibles	(264.7)	(230.4)
Acquisitions of businesses, net of cash acquired	(612.4)	(87.4)
Proceeds from the sale of property, plant, and equipment and other assets	0.4	—
Proceeds from the sale of divested businesses	—	234.0
Net cash flows used in investing activities	(2,504.6)	(1,113.2)

Cash Flows from Financing Activities:
Net increase/(decrease) in client funds obligations	340.4	(6,120.6)
Payments of debt	(7.3)	(2.0)
Repurchases of common stock	(989.3)	(1,259.6)
Net proceeds from stock purchase plan and stock-based compensation plans	69.3	95.7
Dividends paid	(1,063.7)	(995.2)
Other	(5.3)	—
Net cash flows used in financing activities	(1,655.9)	(8,281.7)

Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	5.8	(8.0)

Net change in cash, cash equivalents, restricted cash, and restricted cash equivalents	(1,639.5)	(7,277.0)

Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of period	8,181.6	15,458.6
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of period	$6,542.1	$8,181.6

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents to the Consolidated Balance Sheets
Cash and cash equivalents	2,170.0	2,780.4
Restricted cash and restricted cash equivalents included in funds held for clients	4,372.1	5,401.2

Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$6,542.1	$8,181.6

Supplemental disclosures of cash flow information:
Cash paid for interest	$100.5	$78.1
Cash paid for income taxes, net of income tax refunds	$529.7	$817.1

*Prior-period information has been restated for the adoption of ASU No. 2016-18, Statement of Cash Flows, Restricted Cash (Topic 230).

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2018	2017	% Change	2018	2017	% Change
Revenues
Employer Services	$2,499.7	$2,337.4	7%	$10,057.8	$9,535.2	5%
PEO Services	976.7	891.6	10%	3,896.6	3,483.6	12%
Other	(157.8)	(164.2)	n/m	(628.6)	(639.0)	n/m
Total revenues	$3,318.6	$3,064.8	8%	$13,325.8	$12,379.8	8%

Segment earnings
Employer Services	$711.9	$618.4	15%	$3,087.4	$2,918.5	6%
PEO Services	122.9	107.1	15%	504.2	448.6	12%
Other	(630.3)	(337.1)	n/m	(1,420.5)	(836.0)	n/m
Total pretax earnings	$204.5	$388.4	(47)%	$2,171.1	$2,531.1	(14)%

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
Segment margin	2018	2017	Change	2018	2017	Change
Employer Services	28.5%	26.5%	2.0%	30.7%	30.6%	0.1%
PEO Services	12.6%	12.0%	0.6%	12.9%	12.9%	0.1%
Other	n/m	n/m	n/m	n/m	n/m	n/m
Total pretax margin	6.2%	12.7%	(6.5)%	16.3%	20.4%	(4.2)%

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
Earnings per share information:	2018	2017	% Change	2018	2017	% Change
Net earnings	$108.7	$265.8	(59)%	$1,620.8	$1,733.4	(6)%

Basic weighted average shares outstanding	438.0	444.3	(1)%	440.6	447.8	(2)%
Basic earnings per share	$0.25	$0.60	(58)%	$3.68	$3.87	(5)%

Diluted weighted average shares outstanding	440.9	447.1	(1)%	443.3	450.3	(2)%
Diluted earnings per share	$0.25	$0.59	(58)%	$3.66	$3.85	(5)%

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2018	2017		2018	2017
Key Statistics:
Employer Services:
Change in pays per control - U.S.	3.1%	2.1%		2.7%	2.4%
Change in client revenue retention percentage - worldwide	-1.2 pts	0.6 pts		0.5 pts	(0.5) pts
Employer Services/PEO new business bookings growth - worldwide	18%	(7)%		8%	(5)%

PEO Services:
Paid PEO worksite employees at end of period	535,000	491,000		535,000	491,000
Average paid PEO worksite employees during the period	523,000	485,000		504,000	462,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended				Twelve Months Ended
	June 30,				June 30,
	2018	2017	Change	% Change	2018	2017	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$2.1	$2.9	$(0.7)	(26)%	$2.0	$2.8	$(0.8)	(28)%
Corporate extended	3.1	3.3	(0.2)	(7)%	3.1	3.4	(0.3)	(7)%
Total corporate	5.2	6.2	(1.0)	(16)%	5.1	6.1	(1.0)	(17)%
Funds held for clients	24.9	23.9	1.0	4%	24.3	23.0	1.3	6%
Total	$30.1	$30.1	$—	—%	$29.4	$29.2	$0.3	1%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.7%	1.1%			1.3%	0.8%
Corporate extended	2.0%	1.7%			1.8%	1.6%
Total corporate	1.9%	1.4%			1.6%	1.2%
Funds held for clients	2.0%	1.8%			1.9%	1.7%
Total	2.0%	1.7%			1.9%	1.6%

Net unrealized (loss)/gain position at end of period	$(355.7)	$102.5			$(355.7)	$102.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$2.8	$3.0			$2.8	$3.1
U.S. & Canadian reverse repurchase agreement borrowings	0.3	0.3			0.4	0.3
	$3.1	$3.3			$3.1	$3.4

Average interest rates paid on:
U.S. commercial paper borrowings	1.8%	1.0%			1.4%	0.6%
U.S. & Canadian reverse repurchase agreement borrowings	1.7%	0.8%			1.3%	0.6%

Interest on funds held for clients	$125.6	$104.7	$20.8	20%	$466.5	$397.4	$69.1	17%
Corporate extended interest income (C)	15.3	14.2	1.2	8%	58.0	54.3	3.7	7%
Corporate interest expense-short-term financing (C)	(13.9)	(8.1)	(5.8)	(72)%	(43.2)	(20.7)	(22.5)	(109)%
	$127.0	$110.8	$16.2	15%	$481.3	$430.9	$50.3	12%

(C) Please refer to the accompanying financial table at the end of this release for a reconciliation of these non-GAAP measures to their comparable GAAP financial measures.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

In addition to our GAAP results, we use the adjusted results and other non-GAAP metrics set forth in the table below to evaluate our operating performance in the absence of certain items and for planning and forecasting of future periods:

Adjusted Financial Measure	U.S. GAAP Measures	Adjustments/Explanation - as applicable in the periods
Adjusted EBIT	Net earnings	- Provision for income taxes
- Gains/losses on sales of businesses and assets
- All other interest expense and income
- Transformation initiatives
- Non-operational costs related to proxy contest matters

See footnotes (a), (b), and (c)
Adjusted net earnings	Net earnings	Pre-tax and tax impacts of:

- Gains/losses on sales of businesses and assets
- Transformation initiatives
- Non-operational costs related to proxy contest matters
- Tax Cuts and Jobs Act

See footnotes (b), (c), (d), (e) and (f)
Adjusted provision for income taxes	Provision for income taxes	Tax impacts of:

- Gains/losses on sales of businesses and assets
- Transformation initiatives
- Non-operational costs related to proxy contest matters
- Tax Cuts and Jobs Act

See footnotes (c), (d), (e), and (f)
Adjusted diluted earnings per share	Diluted earnings per share	EPS impacts of:

- Gains/losses on sales of businesses and assets
- Transformation initiatives
- Non-operational costs related to proxy contest matters
- Tax Cuts and Jobs Act

See footnotes (b), (c), and (f)
Adjusted effective tax rate	Effective tax rate	See footnote (g)
Constant Currency Basis	U.S. GAAP P&L line items	See footnote (h)
Organic constant currency	Revenues	- Impact of acquisitions - Impact of dispositions - Impact of foreign currency See footnote (i)
Corporate extended interest income	Interest income	All other interest income See footnote (j)
Corporate interest expense-short-term financing	Interest expense	All other interest expense See footnote (j)

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations and against prior period, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. The nature of these exclusions are for specific items that are not fundamental to our underlying business operations. Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their corresponding U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

	Three Months Ended				Twelve Months Ended
	June 30,		% Change		June 30,		% Change
	2018	2017	As Reported	Constant Currency Basis (h)	2018	2017	As Reported	Constant Currency Basis (h)
Net earnings	$108.7	$265.8	(59)%	(62)%	$1,620.8	$1,733.4	(6)%	(8)%
Adjustments:
Provision for income taxes	95.8	122.6			550.3	797.7
All other interest expense (a)	14.6	14.8			59.4	59.3
All other interest income (a)	(8.8)	(8.1)			(25.5)	(22.4)
Gain on sale of business	—	—			—	(205.4)
Transformation initiatives (b)	365.3	43.5			404.8	85.0
Proxy contest matters (c)	—	—			33.3	—
Adjusted EBIT	$575.6	$438.6	31%	28%	$2,643.1	$2,447.6	8%	7%
Adjusted EBIT Margin	17.3%	14.3%			19.8%	19.8%

Provision for income taxes	$ 95.8	$ 122.6	(22)%	(25)%	$ 550.3	$ 797.7	(31)%	(32)%
Adjustments:
Gain on sale of business (d)	—	—			—	(84.0)
Transformation initiatives (e)	112.4	16.4			122.1	32.0
Proxy contest matters (c)	—	—			10.4	—
Tax Cuts and Jobs Act (f)	(44.4)	—			(1.7)	—
Adjusted provision for income taxes	$163.8	$139.0	18%	15%	$681.1	$745.7	(9)%	(10)%
Adjusted effective tax rate (g)	28.7%	32.2%			26.1%	30.9%

Net earnings	$108.7	$265.8	(59)%	(62)%	$1,620.8	$1,733.4	(6)%	(8)%
Adjustments:
Gain on sale of business	—	—			—	(205.4)
Provision for income taxes on gain on sale of business (d)	—	—			—	84.0
Transformation initiatives (b)	365.3	43.5			404.8	85.0
Income tax benefit for transformation initiatives (e)	(112.4)	(16.4)			(122.1)	(32.0)
Proxy contest matters (c)	—	—			33.3	—
Income tax benefit for proxy contest matters (e)	—	—			(10.4)	—
Tax Cuts and Jobs Act (f)	44.4	—			1.7	—
Adjusted net earnings	$406.0	$292.9	39%	36%	$1,928.1	$1,665.0	16%	15%

Diluted EPS	$0.25	$0.59	(58)%	(61)%	$3.66	$3.85	(5)%	(6)%
Adjustments:
Gain on sale of business	—	—			—	(0.27)
Transformation initiatives (b)	0.57	0.06			0.64	0.12
Proxy contest matters (c)	—	—			0.05	—
Tax Cuts and Jobs Act (f)	0.10	—			—	—
Adjusted diluted EPS	$0.92	$0.66	39%	36%	$4.35	$3.70	18%	16%

(a) Our Adjusted EBIT from continuing operations continues to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as "All other interest expense" and "All other interest income."

(b) We recorded a charge of $404.8 million related to transformation initiatives in fiscal 2018. The charges within transformation initiatives in fiscal 2018 includes $319.6 million related to the special termination benefit charges and $17.5 million of other charges related to our Voluntary Early Retirement Program ("VERP"), severance charges related to our Service Alignment Initiative of $20.5 million, and other transformation initiatives of $47.2 million which primarily consist of severance charges totaling $41.9 million for fiscal 2018. Charges for transformation initiatives in other periods presented primarily represent severance charges related to our Service Alignment Initiative and Workforce Optimization Effort. Unlike severance charges in prior periods, which are not included as an adjustment to get to adjusted results, these specific charges relate to actions that are part of our broad-based, company-wide transformation initiative.

(c) Represents non-operational costs relating to proxy contest matters.

(d) The taxes on the gains on the sale of the businesses were calculated based on the annualized marginal rate in effect during the quarter of the adjustment. The tax amount was adjusted for a book vs. tax basis difference for the year ended June 30, 2017 due to the derecognition of goodwill upon the sale of the business.

(e) The tax benefit/provision on the transformation initiatives and non-operational charges related to proxy contest matters was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(f) The one-time net provision from the enactment of the Tax Cuts and Jobs Act is comprised of a one-time transition tax on the earnings and profits of our foreign subsidiaries, accrued foreign withholding taxes on future distributions of earning and profit that may no longer be utilizable as foreign tax credits, and the recording of a valuation allowance against our foreign tax credits which may not be realized offset by the application of the newly enacted U.S. corporate tax rates to our U.S. deferred tax balances. We are still analyzing certain aspects of the Act and refining calculations, which could potentially result in the re-measurement of these balances or potentially give rise to future adjustments.

(g) The Adjusted effective tax rate is calculated as our Adjusted provision for income taxes divided by our Adjusted net earnings plus our Adjusted provision for income taxes.

(h) "Constant currency basis" provides information that isolates the actual growth of our operations. "Constant currency basis" is determined by calculating the current year result using foreign exchange rates consistent with the prior year.

(i) The following table reconciles our reported revenue growth rates to the non-GAAP measure of organic constant currency revenue growth, which excludes the impact of acquisitions, the impact of dispositions, and the impact of foreign currency. The impact of acquisitions and dispositions is calculated by excluding the current year revenues of acquisitions until the one year anniversary of the transaction and by excluding the prior year revenues of divestitures for the one year period preceding the transaction. The impact of foreign currency is determined by calculating the current year result using foreign exchange rates consistent with the prior year. The PEO Services segment is not impacted by acquisitions, dispositions or foreign currency.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
Revenue growth consolidated:	2018	2017	2018	2017

Employer Services	7%	2%	5%	4%
PEO Services	10%	16%	12%	13%
Consolidated revenue growth as reported	8%	6%	8%	6%
Adjustments:
Impact of acquisitions	(1)%	—%	(1)%	—%
Impact of dispositions	—%	1%	—%	1%
Impact of foreign currency	(1)%	—%	(1)%	—%
Consolidated revenue growth, organic constant currency	6%	7%	6%	7%

Segment:

Employer Services revenue growth as reported	7%	2%	5%	4%
Adjustments:
Impact of acquisitions	(1)%	—%	(1)%	—%
Impact of dispositions	—%	1%	—%	1%
Impact of foreign currency	(1)%	1%	(1)%	—%
Employer Services revenue growth, organic constant currency	4%	3%	4%	4%

(j) The following tables reconcile our "Total interest income" and "Total interest expense" to “Corporate extended interest income” and “Corporate interest expense-short-term financing,” related to our client funds investment strategy which are non-GAAP measures.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Corporate extended interest income	$15.3	$14.2	$58.0	$54.3
All other interest income	8.8	8.1	25.5	22.4
Total interest income on corporate funds	$24.1	$22.3	$83.5	$76.7

Corporate interest expense-short-term financing	$13.9	$8.1	$43.2	$20.7
All other interest expense	14.6	14.8	59.4	59.3
Total interest expense	$28.5	$22.9	$102.7	$80.0

Automatic Data Processing, Inc. and Subsidiaries
Fiscal 2018 Pro-forma to Fiscal 2019 Non-GAAP Guidance Reconciliation
(Unaudited)
	Fiscal 2018		Fiscal 2019
	Pro-forma (a)		Forecast
Earnings before income taxes / margin (GAAP)	$2,282.6	17.1%	~ 420 - 455bps
All other interest expense	59.4	+45bps	(5)bps	b
All other interest income	(25.5)	(20)bps	+5bps	b
Proxy contest matters - F18	33.3	+25bps	(25)bps	c
Transformation initiatives - F18	404.8	+305bps	(305)bps	d
Transformation initiatives - F19	-	-	+10bps	d
Adjusted EBIT margin (Non-GAAP)	$2,754.6	20.7%	~ 100 - 125bps

Effective tax rate (GAAP)		16.8%	25.1%
Proxy contest matters - F18		+0.1%	-	c
Transformation initiatives - F18		+1.3%	-	d
Tax Cuts and Jobs Act - F18		+7.9%	-	e
Transformation initiatives - F19		-	-	d
Adjusted effective tax rate (Non-GAAP)		26.2%	25.1%

Diluted earnings per share (GAAP)		$4.28	19% - 21%
Proxy contest matters - F18		0.05	~ (1%)	c
Transformation initiatives - F18		0.64	~ (21%)	d
Tax Cuts and Jobs Act - F18		(0.44)	~ 16%	e
Transformation initiatives - F19		-	~ 0%	d
Adjusted diluted earnings per share (Non-GAAP)		$4.53	13% - 15%

a) Pro-forma financials reflect the impact of ASC 606 on prior year results. See included bridge.

b) We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. These adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as “All other interest expense” and “All other interest income.”

c) Impact of Fiscal 2018 charges in connection with proxy contest matters.

d) We recorded a charge of $404.8 million related to transformation initiatives in fiscal 2018. The charges within transformation initiatives in fiscal 2018 includes $319.6 million related to the special termination benefit charges and $17.5 million of other charges related to our Voluntary Early Retirement Program ("VERP"), severance charges related to our Service Alignment Initiative of $20.5 million, and other transformation initiatives of $47.2 million which primarily consist of severance charges totaling $41.9 million for fiscal 2018. Unlike severance charges in prior periods, that were not included as an adjustment to get to adjusted results, these specific charges relate to actions that are part of our broad-based, company-wide transformation initiative. Expected fiscal 2019 charges within transformation initiatives represent expected severance and other one-time charges related to our Service Alignment Initiative and other transformation initiatives.

e) The one-time net benefit from the enactment of the Tax Cuts and Jobs Act (the “Act”) is comprised of application of the newly enacted rates to our U.S. deferred tax balances, partially offset by foreign withholding taxes on future distributions, the one-time transition tax and the recording of a valuation allowance against our foreign tax credits which may not be realized.

Automatic Data Processing, Inc. and Subsidiaries
Pro-forma / Non-GAAP Financial Information
(in millions, except New Business Bookings)
(Unaudited)

	Q1 FY2018				Q2 FY2018				Q3 FY2018				Q4 FY2018				FY2018
	As Reported	ASC 606 Adj.	Other Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	Other Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	Other Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	Other Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	Other Adj.(a)	Pro- Forma
Segment Revenues
Employer Services	2,316.3	(2.0)	(137.7)	2,176.6	2,437.6	1.5	(144.1)	2,295.0	2,804.1	2.3	(180.6)	2,625.8	2,499.7	(3.6)	(150.6)	2,345.5	10,057.8	(1.8)	(613.0)	9,443.0
PEO Services	903.6	0.4	(1.4)	902.6	945.3	1.4	(1.5)	945.2	1,071.1	0.6	(1.8)	1,069.9	976.7	1.1	(1.5)	976.3	3,896.6	3.5	(6.2)	3,893.9
Other	(141.1)	—	139.1	(2.0)	(147.5)	—	145.6	(1.9)	(182.2)	—	182.4	0.2	(157.8)	—	152.1	(5.7)	(628.6)	—	619.2	(9.4)
Segment Earnings
Employer Services	646.6	20.3	(131.0)	535.9	706.4	20.6	(147.4)	579.6	1,022.5	18.9	(172.6)	868.8	711.9	42.3	(146.5)	607.7	3,087.4	102.2	(597.5)	2,592.1
PEO Services	116.8	(3.7)	11.4	124.5	128.2	1.2	5.3	134.7	136.3	3.6	8.4	148.3	122.9	8.1	12.0	143.0	504.2	9.3	37.1	550.6
Other	(215.2)	—	119.6	(95.6)	(268.9)	—	142.1	(126.8)	(306.2)	—	164.2	(142.0)	(630.3)	—	134.5	(495.8)	(1,420.5)	—	560.4	(860.1)
Segment Margin
Employer Services	27.9%			24.6%	29.0%			25.3%	36.5%			33.1%	28.5%			25.9%	30.7%			27.4%
PEO Services	12.9%			13.8%	13.6%			14.3%	12.7%			13.9%	12.6%			14.6%	12.9%			14.1%

Segment Revenue Growth
Employer Services, as reported	2%			2%	6%			6%	7%			8%	7%			8%	5%			6%
Adjustments:
Impact of acquisitions	—%			—%	(1)%			(1)%	(1)%			(1)%	(1)%			(2)%	(1)%			(1)%
Impact of dispositions	1%			1%	1%			1%	—%			—%	—%			—%	—%			—%
Impact of foreign currency	(1)%			(1)%	(1)%			(1)%	(2)%			(2)%	(1)%			(1)%	(1)%			(1)%
Employer Services, organic const. currency	3%			3%	4%			4%	4%			5%	4%			5%	4%			4%
PEO Services	14%			14%	15%			15%	10%			10%	10%			10%	12%			12%

Other Segment metrics
Employer Services Bookings Growth				(3)%				5%				13%				19%				9%
Employer Services New Business Bookings																				$1.5 billion
PEO Services zero-margin pass-through revenue				595.3				607.1				626.4				634.4				2,463.1
PEO Services revenue ex zero-margin PT				307.3				338.1				443.5				341.9				1,430.8

(a) Other adjustments include the inclusion of client fund interest in our segments at actual interest rates, the inclusion of ADP Indemnity in the PEO Services segment, and changes to certain corporate allocations.

Automatic Data Processing, Inc. and Subsidiaries
Pro-forma / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

	Q1 FY2018				Q2 FY2018				Q3 FY2018				Q4 FY2018				FY2018
	As Reported	ASC 606 Adj.	ASU 2017-07 Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	ASU 2017-07 Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	ASU 2017-07 Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	ASU 2017-07 Adj.(a)	Pro- Forma	As Reported	ASC 606 Adj.	ASU 2017-07 Adj.(a)	Pro- Forma
Statement of Consolidated Earnings
Revenues, other than interest on funds
held for clients and PEO revenues	2,080.9	(2.0)	—	2,078.9	2,188.8	1.5	—	2,190.3	2,492.9	2.3	—	2,495.2	2,222.5	(3.6)	—	2,218.9	8,985.2	(1.8)	—	8,983.4
Interest on funds held for clients	99.4	—	—	99.4	106.7	—	—	106.7	134.8	—	—	134.8	125.6	—	—	125.6	466.5	—	—	466.5
PEO revenues	898.5	0.4	—	898.9	939.9	1.4	—	941.3	1,065.3	0.6	—	1,065.9	970.5	1.1	—	971.6	3,874.1	3.5	—	3,877.6
Total revenues	3,078.8	(1.6)	—	3,077.2	3,235.4	2.9	—	3,238.3	3,693.0	2.9	—	3,695.9	3,318.6	(2.5)	—	3,316.1	13,325.8	1.7	—	13,327.5

Operating expenses	1,646.9	(25.3)	9.3	1,630.9	1,719.3	(19.4)	9.3	1,709.2	1,844.7	(8.8)	9.3	1,845.2	1,727.2	(20.4)	9.3	1,716.1	6,937.9	(74.0)	37.2	6,901.1
Systems development & programming costs	156.9	—	1.9	158.8	158.1	—	1.9	160.0	162.5	—	1.9	164.4	152.6	—	1.9	154.5	630.2	—	7.6	637.8
Depreciation & amortization	62.6	—	—	62.6	69.3	—	—	69.3	70.2	—	—	70.2	72.4	—	—	72.4	274.5	—	—	274.5
Selling, general & administrative expenses	662.4	7.1	5.3	674.8	717.2	0.5	5.3	723.0	755.1	(10.8)	5.3	749.6	836.9	(32.5)	5.3	809.7	2,971.5	(35.8)	21.2	2,956.9
Interest expense	28.0	—	—	28.0	27.5	—	—	27.5	18.6	—	—	18.6	28.5	—	—	28.5	102.7	—	—	102.7
Total expenses	2,556.8	(18.2)	16.5	2,555.1	2,691.4	(18.9)	16.5	2,689.0	2,851.1	(19.6)	16.5	2,848.0	2,817.6	(52.9)	16.5	2,781.2	10,916.8	(109.8)	66.0	10,873.0

Other income, net	(26.2)	—	(16.5)	(42.7)	(21.7)	—	(16.5)	(38.2)	(10.7)	—	(16.5)	(27.2)	296.5	—	(16.5)	280.0	237.9	—	(66.0)	171.9
Earnings before income taxes	548.2	16.6	—	564.8	565.7	21.8	—	587.5	852.6	22.5	—	875.1	204.5	50.4	—	254.9	2,171.1	111.5	—	2,282.6
Provision for income taxes	146.7	5.6	—	152.3	98.2	(192.2)	—	(94.0)	209.5	3.0	—	212.5	95.8	17.8	—	113.6	550.3	(165.6)	—	384.7
Net earnings	401.5	11.0	—	412.5	467.5	214.0	—	681.5	643.1	19.5	—	662.6	108.7	32.6	—	141.3	1,620.8	277.1	—	1,897.9

Diluted earnings per share	$0.90	$0.02	$—	$ 0.93	$1.05	$0.48	$ —	$1.54	$1.45	$0.04	$—	$1.49	$0.25	$0.07	$—	$0.32	$3.66	$0.63	$—	$4.28

Non-GAAP information (b)
Adjusted EBIT	564.1	16.6	—	580.7	602.5	21.8	—	624.3	901.0	22.5	—	923.5	575.6	50.4	—	626.0	2,643.1	111.5	—	2,754.6
Adjusted EBIT Margin	18.3%			18.9%	18.6%			19.3%	24.4%			25.0%	17.3%			18.9%	19.8%			20.7%

Adjusted provision for income taxes	149.5	5.6	—	155.1	151.5	5.9	—	157.4	216.4	3.0	—	219.3	163.8	17.8	—	181.5	681.1	32.5	—	713.6
Adjusted Effective Tax Rate	26.9%	33.7%	—%	27.1%	25.6%	27.1%	—%	25.7%	24.3%	13.3%	—%	24.0%	28.7%	35.3%	—%	29.3%	26.1%	29.1%	—%	26.2%

Adjusted net earnings	405.9	11.0	—	416.9	440.4	15.9	—	456.2	675.9	19.5	—	695.5	406.0	32.6	—	438.7	1,928.1	79.0	—	2,007.1
Adjusted diluted earnings per share	$0.91	$0.02	$—	$0.94	$0.99	$0.04	$—	$1.03	$1.52	$0.04	$—	$1.57	$0.92	$0.07	$—	$0.99	$4.35	$0.18	$—	$4.53
Growth	6%			7%	14%			13%	16%			18%	39%			41%	18%			19%

(a) ASU 2017-07 (Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost) has no impact on earnings, margin, or EPS.
(b) Adjusted EBIT, adjusted EBIT margin, and adjusted diluted earnings per share are non-GAAP financial measures. Refer to included reconciliation to the closest pro-forma financial GAAP measure.

Automatic Data Processing, Inc. and Subsidiaries
Pro-forma / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

	1Q FY18	2Q FY18	3Q FY18	4Q FY18	FY18
Pro-Forma Net earnings	$412.5	$681.5	$662.6	$141.3	$1,897.9
Provision for income taxes	152.3	(94.0)	212.5	113.6	384.7
All other interest expense (a)	15.0	15.0	14.8	14.6	59.4
All other interest income (a)	(6.3)	(4.4)	(6.1)	(8.8)	(25.5)
Transformation initiatives (b)	(3.3)	3.3	39.7	365.3	404.8
Proxy contest matters (c)	10.5	22.9	-	-	33.3
Pro-Forma Adjusted EBIT	$580.7	$624.3	$923.5	$626.0	$2,754.6
Adjusted EBIT Margin	18.9%	19.3%	25.0%	18.9%	20.7%

Pro-Forma Diluted EPS	$0.93	$1.54	$1.49	$0.32	$4.28
Transformation initiatives (b)	-	-	0.07	0.57	0.64
Proxy contest matters (c)	0.01	0.04	-	-	0.05
Tax Cuts and Jobs Act (d)	-	(0.55)	0.01	0.10	(0.44)
Pro-Forma Adjusted diluted EPS	$0.94	$1.03	$1.57	$0.99	$4.53

(a) We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. These adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as “All other interest expense” and “All other interest income”.
(b) We recorded a charge of $404.8 million related to transformation initiatives in fiscal 2018. The charges within transformation initiatives in fiscal 2018 includes $319.6 million related to the special termination benefit charges and $17.5 million of other charges related to our Voluntary Early Retirement Program ("VERP"), severance charges related to our Service Alignment Initiative of $20.5 million, and other transformation initiatives of $47.2 million which primarily consist of severance charges totaling $41.9 million for fiscal 2018. Unlike severance charges in prior periods, that were not included as an adjustment to get to adjusted results, these specific charges relate to actions that are part of our broad-based, company-wide transformation initiative.
(c) Represents non-operational costs related to proxy contest matters.
(d) The one-time net benefit from the enactment of the Tax Cuts and Jobs Act (the “Act”) is comprised of application of the newly enacted rates to our U.S. deferred tax balances, partially offset by foreign withholding taxes on future distributions, the one-time transition tax and the recording of a valuation allowance against our foreign tax credits which may not be realized.

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could” “is designed to” and other words of similar meaning, are forward-looking statements.  These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed.  Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining, and retaining, clients, and selling additional services to clients; the pricing of products and services; the success of our new solutions; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or cyber breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; the impact of new acquisitions and divestitures; and the adequacy, effectiveness and success of our business transformation initiatives.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  These risks and uncertainties, along with the risk factors discussed under “Item 1A.  Risk Factors,” and in other written or oral statements made from time to time by ADP, should be considered in evaluating any forward-looking statements contained herein.

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ADP - Investor Relations

Investor Relations Contacts:
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Source: Automatic Data Processing, Inc.